NINTH AMENDMENT TO LEASE AND ACKNOWLEDGMENT TO STANDARD LEASE AGREEMENT (OFFICE)

Gold Pointe Corporate Center, 11919 Foundation Place, Gold River, California 95670 ("Building")

This Ninth Amendment to Standard Lease Agreement (Office) ("**Ninth Amendment**") is entered into this 16th day of August, 2016, by and between Carlsen Investments, LLC, a California limited liability company as successor in interest to Gold Pointe E, LLC, a California limited liability company ("**Landlord**") and eHealth-Insurance Services, Inc., a Delaware corporation ("**Tenant**").

RECITALS:

WHEREAS, Tenant and Landlord's predecessor in interest entered into that certain Lease and Acknowledgment to Standard Lease Agreement dated June 10, 2004 ("**Original Lease**") for the premises located at 11919 Foundation Place, Gold River, California ("**Building E**") as more particularly described in the Lease ("**Premises**") which currently consists of 44,738 square feet in Building E. The Original Lease as amended is referred to herein as the "**Lease**". Landlord's predecessor in interest assigned its interest in the Lease to Landlord.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. **Lease Expiration Date and Extension of Term.** The current term of the Lease, is currently scheduled to expire on December 31, 2018 ("**Current Term**"). The Term of the Lease is hereby extended for two (2) years, to begin on January 1, 2019 and to expire on December 31, 2020. ("**Extended Term**").

2. **Monthly Base Rent.**

   a. The Base Rent for the Current Term shall remain as shown below and as set forth in the Eighth Amendment to the Lease:

Date	Monthly Base Rent	Base Rent Per Rentable Square Foot Per Month
7/21/16 to 12/31/16	$88,133.00	$1.97
1/1/17 to 12/31/17	$90,371.00	$2.02
1/1/18 to 12/31/18	$92,607.00	$2.07

b. The Base Rent during the Extended Term shall be as follows:

Dates	Monthly Base Rent	Base Rent Per Rentable Square Foot Per Month
1/1/19 to 12/31/19	$94,845.00	$2.12
1/1/20 to 12/31/20	$97,081.00	$2.17

3. **Base Year**. Effective as of the first day of the Extended Term, the "Base Year" as defined in the Lease shall mean the calendar year 2019.

4. **Parking.** During the Extended Term, Tenant shall have access to parking spaces as follows:

4 parking spaces per 1,000 square feet of the Premises (for a total of 179 spaces) provided on-site at Building E in designated spaces at no additional charge; and

4 parking spaces per 1,000 square feet of the Premises (for a total of 179 spaces) provided off-site at Tributary Point at no additional charge.

The combined parking spaces at Building E and Tributory Point total 358 spaces, to be provided at no additional charge.

5. **No Additional Work/Allowance/As-Is**. Landlord shall provide no improvements or allowance in connection with the Extended Term. Tenant is currently in occupancy at the Premises, and as such, accepts the Premises in an "As Is" and "Where Is" physical condition and in an "As Is" state of repair, with all faults including, without limitation, latent defects and other matters not detected in Tenant's inspections, without recourse to Landlord, and except as provided herein, Tenant waives, and Landlord disclaims, all warranties of any type or kind whatsoever with respect to the Premises, whether express or implied, including, by way of description but not limitation, those of quality, merchantability or fitness for a particular purpose and use, including, without limitation, Tenant's intended uses or purposes.

6. **Brokerage**. Tenant and Landlord each represent and warrant that they have not been represented by any broker or agent in connection with the negotiation or execution of this Ninth Amendment, except for Avison Young ("Broker") who represented both Landlord and Tenant. Landlord shall pay a commission to Broker pursuant to a separate written agreement. Tenant shall have no obligation to pay any commission in connection with this Ninth Amendment. Tenant shall indemnify and hold harmless Landlord from and against all claims (including costs of defending against and investigating such claims) of any broker, agent or similar party (other than Broker) claiming by, through or under Tenant in connection with this Ninth Amendment. Landlord shall indemnify and hold harmless Tenant from and against all claims (including costs of defending against and investigating such claims) of any broker, agent or similar party (including but not limited

to Broker) claiming by, through or under Landlord in connection with this Ninth Amendment.

7. **Option(s) to Renew.** Tenant is hereby granted an option to extend the Lease one time for a three (3) year term at the end of the Extended Term under the same terms and conditions as set forth in Section 40(d) of the Lease, i.e. Base Rent at 95% of fair market value. However, during the extended term the allotted Parking provided to the Tenant will be on a ratio of 4/ 1000 rentable square feet of space leased at the time of the renewal of the Lease with all parking to be located on site at Building E. Landlord shall have no obligation to provide additional parking.

8. **Right of First Refusal.** The Tenant will maintain its ongoing right of first refusal, on the terms and conditions as set forth in the Lease, to have the right to lease any space that becomes available in the Building.

9. **Capitalized Terms**. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease and its amendments.

10. **Defenses**. There are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owned by Tenant pursuant to the Lease.

11. **Inconsistencies**. This Ninth Amendment is intended to modify the Lease and shall be deemed to amend any language in the Lease or its amendments which is contrary to the provisions set forth herein. Any covenant or provision of the Lease which is not inconsistent with this Ninth Amendment shall remain in full force and effect.

12. **Counterparts.** This Ninth Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. A facsimile signature on this Ninth Amendment shall be binding as an original.

11 **Assignment**. Tenant has not made any prior assignment, hypothecation or pledge of the Lease or the rents due thereunder.

Rest of this page is intentionally left blank. Signatures are on the next page.

IN WITNESS WHEREOF, this Ninth Amendment is executed the day and year first written above.

LANDLORD:

CARLSEN INVESTMENTS, LLC,
a California limited liability company

By: ______________________
James R. Carlsen
Managing Member

TENANT:

eHEALTH INSURANCE SERVICES, INC.,
a Delaware corporation

By: ______________________
Name: David K. Francis
Its: SVP & CFO
Date: 8/17/16

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